CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CirTran Corporation of our report dated April 16, 2012 relating to the consolidated financial statements which appear in the Annual Report on Form 10-K, of CirTran Corporation for the year ended December 31, 2011.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
June 1, 2012